EXHIBIT 23.1

CONSENT OF ORTNER POECH FORAMITTI RECHTSANWAELTE GmbH

We hereby consent to the use of our name under the headings “DESCRIPTION OF GUARANTEED DEBT SECURITIES—Governing Law”, “CERTAIN TAX CONSIDERATIONS—Austrian Taxation”, “LEGAL OPINIONS” and on page 3 of the Prospectus included in this Registration Statement.

Date: May 12, 2006

ORTNER POECH FORAMITTI RECHTSANWAELTE GmbH

/s/ DR. PETER POECH
Dr. Peter Poech